Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment to Registration Statement No. 333-235545 on Form N-2 of our report dated August 3, 2023, relating to the financial statements of ALTI Private Equity Access and Commitments Fund (the “Fund”) appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm" in the Prospectus and "Accountants and Legal Counsel" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

August 18, 2023